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                                                                   Exhibit 10.06

Date

Name
Address
City, State Zip

Dear :

NetScreen Technologies, Inc. (NetScreen) is pleased to offer you a position as (TITLE), reporting directly to Robert Thomas, President and Chief Executive Officer, on the terms set forth in this letter agreement. You will be paid a
base salary of $      paid twice monthly, which is equivalent to an annual base
salary of $       . You are eligible for the Executive level bonus of up to 35%
of base salary. This bonus is based on 70% revenue and 30% MBO's. MBO's will be mutually agreed upon and assigned within 30 days of your start date. As with all employees, this offer is contingent upon your ability to show proof of eligibility for work in this country and the successful completion of reference and background checks.

You will be entitled to the benefits that NetScreen customarily makes available to employees in positions comparable to yours. Also, subject to approval by the
Board of Directors, you will be given an option to purchase up to      shares
of NetScreen Common Stock (the "Shares"). The per share exercise price for this option will be the then-current fair market value as determined by the Board of Directors at the next Board meeting. Assuming you remain an employee, the option will vest over a four-year period. During your employment at NetScreen, if there is a Sale of the Company (as defined in Exhibit A) and your employment is terminated without cause (also as defined in Exhibit A) in connection with the Sales of the Company, then upon such termination, the option will immediately vest with respect to fifty percent (50%) of the shares unvested at the closing of the Sale of the Company.

NetScreen offers a comprehensive medical and dental plan in which you will be eligible under the same terms as generally available to other NetScreen employees. Please refer to related company document.

NetScreen asks that you complete the enclosed "Invention, Non-Disclosure and Non-Competition Agreement" prior to commencing employment. This agreement requests that a departing employee refrain from using or disclosing NetScreen's Proprietary Information (as defined in the Agreement) in any manner which might be detrimental to, or conflict with, the business interests of NetScreen or its employees. This Agreement does not prevent a former employee from using his/her general knowledge and experience -- no matter when and how gained -- in any new field or position. It is important to stress that NetScreen expects that you will make no use of any confidential or proprietary information belonging to your former employer. You should also not retain in your possession and should return to your employer any materials in tangible form,

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which might contain such information. If you should have any questions about the
"Employee Proprietary Information and Inventions Agreement", please do not hesitate to ask me.

We hope that you and NetScreen will find mutual satisfaction with your employment. Your employment is "at will", meaning employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose, California.

This letter and the "Invention, Non-Disclosure and Non-Competition Agreement" contain the entire agreement with respect to your employment, and your right to capital stock of the Company and merges and supercedes all prior proposals and agreements regarding the grant of stock options or the issuance of shares of the Company. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.

Please accept your employment by signing and returning a copy of this letter together with a completed Invention, Non-Disclosure and Non-Competition Agreement within 3 business days.

We hope that you and NetScreen will find mutual satisfaction with your employment. We look forward to you joining us and anticipate a mutually rewarding relationship.

Best Regards,


VP, Human Resources


Accepted:


--------------------    --------------------    --------------------
Executive Officer       Date:                   Start Date

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EXHIBIT A

     "Cause" means (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to the Company, (ii) willful act or acts of dishonesty undertaken by Optionee and intended to result in substantial gain or personal enrichment for Optionee at the expense of the Company; or (iii) willful and continued failure to substantially perform your duties with the Company or its successor (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iii) above will constitute "Cause" only if such failure continues after the Board of Directors has provided Optionee with a written demand for substantial performance setting forth in detail the specific respects in which it believes Optionee has willfully and not substantially performed his duties thereof and a reasonable opportunity (to be not less than 30 days) to cure the same. For the above purposes, a termination by the Company without Cause includes a termination of employment by Optionee within 30 days following any of the following events: (x) the assignment of any duties to Optionee inconsistent with, or reflecting a materially adverse change in, Optionee's position, duties or responsibilities with the Company (or any successor) without Optionee's concurrence; or (y) the relocation of the Company's principal executive offices, or relocating Optionee's principal place of business, in excess of fifty (50) miles from the Company's current executive offices located in Santa Clara, California.

     The term "Sale of the Company" means any sale or disposition of all or substantially all of the assets of the Company, or any merger or consolidation of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization in ;which more than 50% of the Company's voting power is transferred.